Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu
Chairman, President and Chief Executive Officer

CONTACT:	Jonathan H. Downing
Executive Vice President
Director of Corporate Development and Investor Relations
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk, Jenifer Kirtland
(415) 896-6820
Media Relations: Steve DiMattia
(917) 620-0590
For Immediate Release
UCBH HOLDINGS, INC. REPORTS 11.0% SECOND QUARTER EARNINGS GROWTH
•     Net Interest Income Growth of 19.2%
•     Organic Core Deposit Growth of $91.8 Million
•     Loan Originations of $1.11 Billion
•     Annualized Organic Loan Growth of 17.8%
•     Strong Loan Pipeline of $2.43 Billion
     SAN FRANCISCO, July 26, 2007 – UCBH Holdings, Inc. (NASDAQ: UCBH), the holding company of United Commercial Bank (UCB™), today reported net income of $28.2 million for the second quarter ended June 30, 2007. This is an increase of 11.0%, compared with net income of $25.4 million for the quarter ended June 30, 2006. The diluted earnings per common share were $0.27 for the second quarter of 2007, compared with $0.26 for the corresponding period of 2006.
     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are pleased with our second quarter financial results, which were driven by double-digit growth in both loans and deposits. At the same time, we have also achieved solid results in cost management. Following the closing of The Chinese American Bank acquisition in May 2007, which added approximately $1.0 million of additional noninterest expenses in the second quarter, our noninterest expenses were $1.1 million lower than that for the first quarter 2007.
     “During the second quarter, new loan commitments, comprised almost exclusively of commercial loans, remained very strong, and loan originations increased by 20% over the prior year’s second quarter. As we entered the third quarter, our loan pipeline was $2.43 billion, and we are confident that we will continue to experience solid loan growth for the remainder of 2007. We were also pleased by the organic growth in our core deposits, which was achieved through a very disciplined pricing strategy.

1

     “We completed the acquisition of The Chinese American Bank, headquartered in New York City, during the second quarter. Our expanded presence enhances our capabilities to better serve our New York-based customers and increase our market share in this important region. The regulatory approval process associated with our pending acquisition of Business Development Bank Ltd., based in Shanghai, China, is proceeding as planned. This acquisition offers UCBH the opportunity for immediate and significant growth of our commercial and trade finance business in Greater China as well as in the U.S. We remain on track to close the transaction in the fourth quarter of 2007,” concluded Mr. Wu.
     Second Quarter Operating Results
     Net interest income before provision for loan losses for the quarter ended June 30, 2007 increased by $12.7 million, or 19.2%, to $78.7 million, compared with $66.1 million for the same period of 2006. This increase was primarily due to organic balance sheet growth, and the acquisitions of The Summit National Bank (“Summit”) in December 2006 and The Chinese American Bank in May 2007.
     The net interest margin was 3.35% for the quarter ended June 30, 2007, compared with 3.50% for the corresponding quarter of 2006. The decrease in the net interest margin reflected the effect of the increase in loan yields, which were more than offset by increased deposit cost and the effect of higher concentration in lower-yielding securities. The net interest margin was 3.26% for the quarter ended March 31, 2007.
     The average cost of deposits during the second quarter of 2007 was 3.77%, compared with 3.22% for the second quarter ended June 30, 2006. The 55 basis point increase in the average cost of deposits reflects the increase in market interest rates. The increase in the average cost of deposits was largely offset by a 44 basis point increase in the yield on interest-earning assets. The cost of deposits at June 30, 2007, was reduced to 3.62%.
     The provision for loan losses was $2.1 million for the second quarter of 2007, compared with $1.2 million for the corresponding quarter of 2006.
     Noninterest income decreased by $205,000, or 2.0%, to $9.9 million for the quarter ended June 30, 2007, compared with $10.1 million for the corresponding quarter of 2006. This decrease reflected the $2.6 million, or 49.2%, reduction in gain on sale of loans, largely offset by a $1.8 million increase in commercial banking fees. The reduction in the gain on sale of loans reflected the planned decreased volume of loan sales in the second quarter of 2007. The increase in commercial banking fees reflects the increased lending activities in the trade finance and commercial business loan portfolios.
     Noninterest expense for the second quarter of 2007 increased by 15.3% to $42.8 million, from $37.1 million in the corresponding quarter of 2006. This increase was primarily the result of increased personnel costs and occupancy expenses related to the acquisitions of Summit in December 2006 and The Chinese American Bank in May 2007, as well as the additional staffing required to support the growth of the Bank’s commercial banking business, and the expansion of the Bank’s infrastructure to support a larger and growing organization.
     The effective tax rate was 35.5% for the second quarter ended June 30, 2007, compared with 32.8% for the corresponding period of 2006. The reduced tax rate in 2006 relates to the utilization of Enterprise Zone tax credits.
     Net income increased by 11.0% to $28.2 million for the quarter ended June 30, 2007, compared with $25.4 million for the corresponding quarter of the prior year. The annualized return on average assets (“ROA”) for the quarter ended June 30, 2007, was 1.10%, and the annualized return on average equity (“ROE”) for the quarter ended June 30, 2007, was 12.90%. The ROA and ROE for the second quarter of 2006 were 1.25% and 16.2%, respectively. The efficiency ratio was 48.30% for the second quarter of 2007, compared with 48.74% for the corresponding period of 2006.

     Balance Sheet Highlights
     Total loan growth during the second quarter of 2007, including loans held for sale, increased by $508.6 million, or 28.8% annualized, to $7.57 billion, following the sales of $111.8 million of commercial and multifamily real estate loans during the quarter. Organic loan growth for the quarter was $336.7 million, or 17.8% annualized, following the loan sales. New loan commitments of $1.11 billion for the second quarter of 2007 were comprised of $1.05 billion of commercial loans and $58.8 million of consumer loans. Commercial business loan originations were $298.5 million in the second quarter of 2007, compared with $332.2 million in the second quarter of 2006. Construction loan commitments of $375.4 million in the second quarter of 2007 represented a 22.3% increase over construction loan commitments of $307.0 million in the corresponding quarter of 2006. Commercial real estate loan originations increased by 37.1% to $270.9 million in the second quarter of 2007, from $197.6 million in the second quarter of 2006. The commercial business and construction loan commitments in the second quarter of 2007 will be drawn upon in the remaining quarters of 2007. With strong loan commitments in the second quarter, coupled with a loan pipeline of $2.43 billion as of June 30, 2007, we project strong loan growth through the remainder of 2007. The average loan yield improved to 7.91% for the quarter ended June 30, 2007, from 7.31% for the quarter ended June 30, 2006, as we continue to improve our loan mix to increase profitability.
     Total nonperforming assets as of June 30, 2007, were $34.3 million, or 0.32%, reflecting management’s continued focus on maintaining high credit quality assets. This is compared with total nonperforming assets of $24.7 million, or 0.24%, at March 31, 2007. The increase in the nonperforming assets consists primarily of three commercial real estate loans acquired in conjunction with The Chinese American Bank acquisition, which were identified during the due diligence process and are currently in foreclosure and for which no loss exposure is expected and one commercial real estate loan in Northern California that is expected to be paid off in August 2007. Net loan charge-offs were $1.4 million for the quarter ended June 30, 2007, compared with net loan charge-offs of $2.5 million for the quarter ended June 30, 2006. Annualized net loan charge-offs for the second quarter of 2007 were 0.07%, compared with 0.16% for the corresponding quarter of 2006.
     The ratio of allowance for loan losses to loans held in portfolio was 0.91% at June 30, 2007, compared with 0.93% at December 31, 2006, and 0.91% at March 31, 2007.
     The securities portfolio was $1.90 billion at June 30, 2007, compared with $2.44 billion at December 31, 2006. The securities portfolio was 17.8% of total assets at June 30 2007, compared with 23.6% of total assets at December 31, 2006.
     Total deposits increased by $467.2 million, or 13.0% annualized, to $7.67 billion at June 30 2007, from $7.20 billion at December 31, 2006. Organic deposit growth in the first half of 2007 was $155.5 million, or 4.8% annualized. Noninterest-bearing checking accounts increased by $86.3 million, or 22.5% annualized, in the first half of 2007, to $854.0 million. NOW, checking and money market accounts increased by $145.9 million, or 20.5% annualized, to $1.57 billion at June 30, 2007, from $1.43 billion at December 30, 2006. CDs increased by $170.9 million, or 8.4% annualized, to $4.24 billion at June 30, 2007, from $4.07 billion at December 31, 2006. The average cost of deposits for the quarter ended June 30, 2007, was 3.77%, an increase of one basis point from 3.76% for the quarter ended December 31, 2006. The cost of deposits at June 30, 2007, was 3.62%, reflecting management’s continued execution of our disciplined deposit pricing strategy in today’s market environment.
     Stockholders’ equity increased by $117.0 million, or 29.8% annualized, to $903.1 million at June 30 2007, from $786.1 million at December 31, 2006. The growth in equity resulted from the retention of earnings and the acquisition of The Chinese American Bank, which closed in May 2007. The Tier I leverage capital ratio of the Bank was 8.67% at June 30 2007, compared with 9.30% at December 31, 2006. The higher Tier I leverage ratio as of December 31, 2006, reflected the acquisition of Summit, which was completed on December 29, 2006. The total risk-based capital ratio of the Bank was 11.25% as of June 30, 2007, compared with 10.53% at December 31, 2006. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”

     Second Quarter Earnings Teleconference and Webcast
     UCBH will hold a conference call and audio webcast on July 27, 2007, at 8:00 a.m. Pacific time to discuss the financial results for the Company’s second quarter 2007. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.
     About UCBH Holdings, Inc.
     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is a leading bank in the United States serving the Chinese communities and American companies doing business in Greater China. With $10.65 billion in assets as of June 30, 2007, the Bank has 51 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, eight branches in New York, five branches in metropolitan Atlanta, three branches in New England, two branches in the Pacific Northwest, a branch in Houston, a branch in Hong Kong, and representative offices in Shanghai and Shenzhen, China and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, cash management, private client services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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(Tables Follow)

UCBH Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Par Value Amounts)
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Noninterest-bearing cash	$103,191	$112,343
Interest-bearing cash	152,807	92,049
Federal funds sold	57,224	150,027

Cash and cash equivalents	313,222	354,419

Securities purchased under agreements to resell	150,000	175,000
Investment and mortgage-backed securities available for sale, at fair value	1,614,453	2,149,456
Investment and mortgage-backed securities held to maturity, at cost (fair value of $285,031and $295,446 at June 30, 2007, and December 31, 2006, respectively)	284,937	290,673
Federal Home Loan Bank stock, Federal Reserve Bank stock and other equity investments	128,683	110,775
Loans held for sale, net of valuation allowance	98,921	142,861

Loans held in portfolio	7,468,027	6,635,660
Allowance for loan losses	(67,739)	(62,015)

Loans held in portfolio, net	7,400,288	6,573,645

Accrued interest receivable	54,626	50,803
Premises and equipment, net	143,631	115,610
Goodwill	287,404	226,780
Core deposit intangibles, net	24,721	28,325
Mortgage servicing rights, net	12,403	13,273
Other assets	138,484	114,794

Total assets	$10,651,773	$10,346,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$854,008	$767,714
Interest-bearing deposits	6,816,050	6,435,131

Total deposits	7,670,058	7,202,845

Securities sold under agreements to repurchase	299,688	401,600
Short-term borrowings	118,209	654,636
Subordinated debentures	331,693	240,549
Accrued interest payable	25,461	21,018
Long-term borrowings	1,181,142	906,651
Other liabilities	122,429	133,044

Total liabilities	9,748,680	9,560,343

Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized at June 30, 2007, and December 31, 2006; 103,744,238 and 99,448,181 shares issued and outstanding at June 30, 2007, and December 31, 2006, respectively	1,037	994
Additional paid-in capital	416,500	341,616
Retained earnings	513,750	464,616
Accumulated other comprehensive loss	(28,194)	(21,155)

Total stockholders’ equity	903,093	786,071

Total liabilities and stockholders’ equity	$10,651,773	$10,346,414

UCBH Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(Dollars in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Interest and dividend income:
Loans	$143,264	$111,636	$274,915	$217,174
Federal funds sold and deposits with banks	3,395	1,223	5,684	2,238
Securities purchased under agreements to resell	2,229	—	4,493	—
Investment and mortgage-backed securities:
Taxable	20,657	15,463	44,171	29,670
Nontaxable	3,295	2,684	6,601	5,376
FHLB Stock	875	—	1,797	—

Total interest and dividend income	173,715	131,006	337,661	254,458

Interest expense:
Deposits	68,514	49,699	134,508	94,095
Federal funds purchased	26	—	26	—
Securities sold under agreements to repurchase	3,420	—	6,681	—
Short-term borrowings	4,451	4,091	9,643	7,565
Subordinated debentures	5,250	3,035	9,803	5,750
Long-term borrowings	13,319	8,131	24,435	15,418

Total interest expense	94,980	64,956	185,096	122,828

Net interest income	78,735	66,050	152,565	131,630
Provision for loan losses	2,098	1,249	3,146	1,556

Net interest income after provision for loan losses	76,637	64,801	149,419	130,074

Noninterest income:
Commercial banking fees	5,207	3,416	9,952	7,511
Service charges on deposits	1,717	912	3,246	1,652
Gain on sale of securities, net	2	—	3,078	(2)
Gain on sale of SBA loans, net	645	1,021	1,410	1,602
Gain on sale of multifamily and commercial real estate loans, net	2,027	4,238	3,421	8,149
Lower of cost or market adjustment on loans held for sale	—	247	—	150
Equity loss in other equity investments	(791)	(50)	(1,264)	(508)
Acquisition termination fee	—	—	—	5,000
Other fees	1,117	345	2,526	652

Total noninterest income	9,924	10,129	22,369	24,206

Noninterest expense:
Personnel	23,274	20,738	47,538	46,472
Occupancy	5,177	3,716	10,025	7,415
Data processing	2,358	3,005	4,638	5,327
Furniture and equipment	2,226	1,775	4,392	3,435
Professional fees and contracted services	1,343	2,410	3,672	5,795
Deposit insurance	302	195	594	406
Communication	801	258	1,502	504
Core deposit intangible amortization	1,395	467	2,403	1,022
Loss (gain) on extinguishment of subordinated debentures and borrowings	—	(365)	—	(360)
Other general and administrative	5,945	4,932	11,952	9,863

Total noninterest expense	42,821	37,131	86,716	79,879

Income before income tax expense	43,740	37,799	85,072	74,401
Income tax expense	15,530	12,393	29,831	25,576

Net income	$28,210	$25,406	$55,241	$48,825

Earnings per share:
Basic	$0.28	$0.27	$0.55	$0.52
Diluted	$0.27	$0.26	$0.53	$0.50
Dividends declared per share	$0.030	$0.030	$0.060	$0.060

Average Shares Outstanding:
Basic	101,517,209	94,429,086	100,629,147	94,272,826
Diluted	104,927,688	98,048,766	104,091,056	97,972,133

UCBH Holdings, Inc. and Subsidiaries
Supplemental Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating Ratios and Other Data:
Return on average assets	1.10%	1.25%	1.10%	1.22%
Return on average equity	12.90	16.20	13.11	15.79
Efficiency ratio (1)	48.30	48.74	49.57	51.26
Noninterest expense to average assets	1.67	1.83	1.72	1.99
Average equity to average assets	8.53	7.74	8.36	7.71
Dividend payout ratio (2)	11.11	11.54	11.32	12.00
Net loan charge-offs to average loans	0.07	0.16	0.09	0.17

New Loan Commitments:
Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$21,965	$10,600	$38,296	$32,925
Secured by real estate — multifamily	—	—	—	—

Total commercial loans	21,965	10,600	38,296	32,925

Consumer:
Residential mortgage (one-to-four family)	489	1,251	1,679	1,251

Total loans held for sale commitments (3)	22,454	11,851	39,975	34,176

Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	248,943	186,971	519,061	372,052
Secured by real estate — multifamily	105,608	49,114	223,521	134,236
Construction	375,393	306,967	660,050	485,858
Business	298,498	332,246	587,175	562,765

Total commercial loans	1,028,442	875,298	1,989,807	1,554,911

Consumer:
Residential mortgage (one-to-four family)	46,764	27,495	77,465	46,360
Other	11,519	9,289	18,032	16,545

Total consumer loans	58,283	36,784	95,497	62,905

Total loans held in portfolio commitments (3)	1,086,725	912,082	2,085,304	1,617,816

Total loan commitments (3)	$1,109,179	$923,933	$2,125,279	$1,651,992

Average Loan Balances:
Commercial:
Secured by real estate — nonresidential	$2,651,213	$2,324,644	$2,574,542	$2,394,123
Secured by real estate — multifamily	1,344,736	1,512,526	1,318,817	1,521,286
Construction	1,199,218	632,851	1,146,154	580,451
Business	1,533,728	973,663	1,490,157	913,169

Total commercial loans	6,728,895	5,443,684	6,529,670	5,409,029

Consumer:
Residential mortgage (one-to-four family)	462,809	611,731	459,214	611,018
Other	55,130	55,736	55,260	54,502

Total consumer loans	517,939	667,467	514,474	665,520

Total loans	$7,246,834	$6,111,151	$7,044,144	$6,074,549

(1)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.

(2)	Represents dividends declared per share as a percentage of diluted earnings per share.

(3)	Excludes commitments related to loan participations.

UCBH Holdings, Inc. and Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30, 2007				Three Months Ended June 30, 2006
				Average				Average
			Interest	Yields			Interest	Yields
	Average		Income/	Earned/	Average		Income/	Earned/
	Balance		Expense	Rates Paid	Balance		Expense	Rates Paid
Nontaxable equivalent basis:
Interest-earning assets
Loans (1)(2)	$7,246,834		$143,263	7.91%	$6,111,151		$111,636	7.31%
Taxable securities (3)	1,653,088		20,657	5.00	1,284,824		15,463	4.81
Nontaxable securities (3)	273,753		3,295	4.81	224,973		2,684	4.77
FHLB Stock	73,007		875	4.79	—		—	—
Securities purchased under resale agreements	162,088		2,229	5.50	—		—	—
Other	196,115		3,395	6.92	100,149		1,223	4.88

Total interest-earning assets	9,604,885		173,714	7.23	7,721,097		131,006	6.79
Noninterest-earning assets	646,552		—		378,590		—

Total assets	$10,251,437		$173,714		$8,099,687		$131,006

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,510,434		$12,877	3.41	$1,301,889		$9,919	3.05
Savings accounts	715,012		2,008	1.12	696,545		2,113	1.21
Time deposits	4,315,402		53,629	4.97	3,651,787		37,667	4.13

Total interest-bearing deposits	6,540,848		68,514	4.19	5,650,221		49,699	3.52
Federal funds purchased	1,956		26	5.32	—		—	—
Securities sold und agreements to repurchase	319,616		3,420	4.28	—		—	—
Short-term borrowings	282,692		4,451	6.30	343,341		4,091	4.77
Long- term borrowings	1,138,303		13,318	4.68	685,733		8,131	4.74
Subordinated debentures	268,197		5,251	7.83	150,520		3,035	8.07

Total interest-bearing liabilities	8,551,612		94,980	4.44	6,829,815		64,956	3.80
Noninterest-bearing deposits	734,189		—		530,621		—
Other noninterest-bearing liabilities	91,113		—		111,959		—
Stockholders’ equity	874,523		—		627,292		—

Total liabilities and stockholders’ equity	$10,251,437		$94,980		$8,099,687		$64,956

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,053,273		$78,734	2.79%	$891,282		$66,050	2.99%

Net interest margin (5)				3.28%				3.42%

Ratio of interest-earning assets to interest-bearing liabilities	1.12	x			1.13	x

Tax equivalent basis:
Total interest-earning assets (6).	$9,604,885		$175,487	7.31%	$7,721,097		$132,451	6.86%
Total interest-bearing liabilities	8,551,612		94,980	4.44	6,829,815		64,956	3.80

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,053,273		$80,507	2.87%	$891,282		$67,495	3.06%

Net interest margin (5)				3.35%				3.50%

Average cost of deposits:
Total interest-bearing deposits	$6,540,848		$68,514	4.19%	$5,650,221		$49,699	3.52%
Noninterest-bearing deposits	734,189		—		530,621		—

Total deposits	$7,275,037		$68,514	3.77%	$6,180,842		$49,699	3.22%

(1)	Nonaccrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $1.8 million and $1.4 million for the three months ended June 30, 2007 and 2006, respectively.

UCBH Holdings, Inc. & Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Six Months Ended June 30, 2007				Six Months Ended June 30, 2006
				Average				Average
			Interest	Yields			Interest	Yields
	Average		Income/	Earned/	Average		Income/	Earned/
	Balance		Expense	Rates Paid	Balance		Expense	Rates Paid
Nontaxable equivalent basis:
Interest-earning assets
Loans (1)(2)	$7,044,144		$274,915	7.81%	$6,074,549		$217,174	7.15%
Taxable securities (3)	1,754,593		44,171	5.03	1,254,399		29,670	4.73
Nontaxable securities (3)	274,212		6,601	4.81	225,275		5,376	4.77
FHLB stock	70,917		1,797	5.07	—		—	—
Securities purchased under resale agreements	143,785		4,493	6.25	—		—	—
Other	175,202		5,684	6.49	98,493		2,238	4.54

Total interest-earning assets	9,462,853		337,661	7.14	7,652,716		254,458	6.65
Noninterest-earning assets	623,624		—		368,557		—

Total assets	$10,086,477		$337,661		$8,021,273		$254,458

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,494,576		$25,354	3.39	$1,257,330		$17,693	2.81
Savings accounts	703,571		3,734	1.06	737,635		4,391	1.19
Time deposits	4,273,372		105,420	4.93	3,636,978		72,011	3.96

Total interest-bearing deposits	6,471,519		134,508	4.16	5,631,943		94,095	3.34
Federal funds purchased	984		26	5.28	—		—	—
Securities sold under agreements to repurchase	319,288		6,681	4.18	—		—	—
Short-term borrowings	341,732		9,643	5.64	353,183		7,565	4.28
Long- term borrowings	1,041,593		24,434	4.69	633,205		15,418	4.87
Subordinated debentures	254,449		9,804	7.71	148,298		5,750	7.75

Total interest-bearing liabilities	8,429,565		185,096	4.39	6,766,629		122,828	3.63
Noninterest-bearing deposits	715,035		—		521,086		—
Other noninterest-bearing liabilities	99,084		—		114,992		—
Stockholders’ equity	842,793		—		618,566		—

Total liabilities and stockholders’ equity	$10,086,477		$185,096		$8,021,273		$122,828

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,033,288		$152,565	2.75%	$886,087		$131,630	3.02%

Net interest margin (5)				3.22%				3.44%

Ratio of interest-earning assets to interest-bearing liabilities	1.12	x			1.13	x

Tax equivalent basis:
Total interest-earning assets (6)	$9,462,853		$341,215	7.21%	$7,652,716		$257,353	6.73%
Total interest-bearing liabilities	8,429,565		185,096	4.39	6,766,629		122,828	3.63

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,033,288		$156,119	2.82%	$886,087		$134,525	3.10%

Net interest margin (5)				3.30%				3.52%

Average cost of deposits:
Total interest-bearing deposits	$6,471,519		$134,508	4.16%	$5,631,943		$94,095	3.34%
Noninterest-bearing deposits	715,035		—		521,086		—

Total deposits	$7,186,554		$134,508	3.74%	$6,153,029		$94,095	3.06%

(1)	Nonaccrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $3.6 million and $2.9 million for the six months ended June 30, 2007 and 2006, respectively.

UCBH Holdings, Inc. and Subsidiaries
Selected Financial Data
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	June 30,	December 31,
	2007	2006
Selected loan data:
Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$97,436	$141,348
Commercial business	1,158	1,203

Total commercial loans	98,594	142,551

Consumer:
Residential mortgage (one-to-four family)	327	310

Total loans held for sale (1)	$98,921	$142,861

Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	$2,637,383	$2,341,572
Secured by real estate — multifamily	1,352,010	1,275,594
Construction	1,334,514	1,054,302
Commercial business	1,612,700	1,461,322

Total commercial loans	6,936,607	6,132,790

Consumer:
Residential mortgage (one-to-four family)	472,711	448,895
Other	58,709	53,975

Total consumer loans	531,420	502,870

Total loans held in portfolio (2)	$7,468,027	$6,635,660

Nonperforming loans	$31,610	$12,311
Other real estate owned (OREO)	2,643	2,887
Loan delinquency ratio	0.80%	0.84%
Nonperforming assets to total assets	0.32	0.15
Nonperforming loans to loans held in portfolio	0.42	0.19
Allowance for loan losses to nonperforming loans	214.30	503.73
Allowance for loan losses to loans held in portfolio	0.91	0.93
Net loan to deposit ratio	97.77	93.25

Selected deposit data:
NOW, checking and money market accounts	$2,426,380	$2,194,176
Savings accounts	1,006,782	942,672
Time deposits	4,236,896	4,065,997

Total deposits	$7,670,058	$7,202,845

Cost of deposits	3.62%	3.66%

Selected equity data:
Book value per share	$8.71	$7.90

United Commercial Bank and subsidiaries regulatory capital ratios:
Total risk-based capital	11.25%	10.53%
Tier 1 risk-based capital	9.84	9.67
Tier 1 leverage ratio	8.67	9.30

UCBH Holdings, Inc. and subsidiaries regulatory capital ratios:
Total risk-based capital	11.57%	10.72%
Tier 1 risk-based capital	10.17	9.86
Tier 1 leverage ratio	8.96	9.50

(1)	Includes net unamortized deferred loan fees, purchase premiums and discounts of $166,000 and $213,000 at June 30, 2007, and December 31, 2006, respectively.

(2)	Includes net unamortized deferred loan fees purchase premiums and discounts of $22.4 million and $25.8 million at June 30, 2007, and December 31, 2006, respectively.